UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 29, 2012

FEDERAL AGRICULTURAL MORTGAGE CORPORATION
(Exact Name of Registrant as Specified in Charter)

Federally chartered instrumentality of the United States	001-14951	52-1578738
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1999 K Street, N.W., 4th Floor, Washington D.C.		20006
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code (202) 872-7700

No change
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

o    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Section 1 - Registrant's Business and Operations

Item 1.01. Entry into a Material Definitive Agreement.

On February 29, 2012, the Federal Agricultural Mortgage Corporation (“Farmer Mac”) entered into two agreements with AgGeorgia Farm Credit, ACA (“AgGeorgia”), which has a “related party” relationship with Farmer Mac as the result of one of the members of Farmer Mac's board of directors, John Dan Raines, Jr., also being a member of the board of directors of AgGeorgia. The agreements were: (1) a Long Term Standby Commitment to Purchase effective as of February 1, 2012 (the “LTSPC”) between Farmer Mac and AgGeorgia; and (2) a Master Central Servicing Agreement effective as of February 1, 2012 (the “Servicing Agreement”) between Farmer Mac and AgGeorgia.

Under the LTSPC, Farmer Mac has agreed that it will, from time to time at the request of AgGeorgia, purchase one or more eligible agricultural mortgage loans from an identified pool of loans, including loans that become and remain delinquent in payment for four months or more, or that are in material non-monetary default. As consideration for its assumption of the credit risk on any loans that become subject to the LTSPC, Farmer Mac will receive a commitment fee payable monthly in arrears. The LTSPC also contains risk sharing provisions whereby any losses realized on the loans in a pool subject to the LTSPC are borne first by AgGeorgia up to a specified aggregate amount agreed between the parties for each pool. Under the terms of the Servicing Agreement, AgGeorgia will service on behalf of Farmer Mac all loans purchased by Farmer Mac pursuant to the LTSPC.

The agreements described above were entered into on an arms-length basis in the ordinary course of business, with terms and conditions comparable to those available to other program participants that do not have a related party relationship with Farmer Mac.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERAL AGRICULTURAL MORTGAGE CORPORATION

By:	/s/ Timothy L. Buzby

Name:	Timothy L. Buzby

Title:	Senior Vice President - Chief Financial Officer

Dated:    March 6, 2012